EXHIBIT 5.1

[LETTER HEAD OF AMIT BIRK-LAW OFFICE]

January 13, 2014

Magic Software Enterprises Ltd.

Or Yehuda 60218,

Israel

Re: Registration Statement on Form F-3 of Magic Software Enterprises Ltd.

Ladies and Gentlemen:

I have acted as counsel to Magic Software Enterprises Ltd., a company organized under the laws of the State of Israel, (the “Registrant”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) to be filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to $60,000,000 aggregate amount of any or all of the following securities (the “Securities”): (i) ordinary shares, par value NIS .1 per share, of the Registrant (Ordinary Shares”); (ii) debt securities (“Debt Securities”); (iii) warrants to purchase debt or equity securities (“Warrants”); (iv) subscription rights to purchase Ordinary Shares (“Subscription Rights”); and (v) units comprised of one or more of the Ordinary Shares, Debt Securities Warrants and  Subscription Rights in any combination ( “Units”).

As counsel to the Registrant in connection with the registering of the Securities pursuant to the Registration Statement, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of my opinion.

Upon the basis of such examination, I am of the opinion that:

1.          When the issuance of the Ordinary Shares has been duly authorized by appropriate corporate action, and the Ordinary Shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement approved by, or on behalf of, the Registrant ’s Board of Directors, the Ordinary Shares will be legally issued, fully paid and nonassessable.

2.          When the issuance of the Warrants has been duly authorized by appropriate corporate action, and the Warrants have been duly executed and delivered against payment therefore, pursuant to a warrant agreement or agreements duly authorized, executed and delivered by the Registrant and a warrant agent, the Warrants will be valid and binding obligations of the Registrant, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

a.        When the issuance of the Ordinary Shares issuable upon the exercise of any Warrants has been duly authorized by appropriate corporate action, and the Ordinary Shares have been duly issued, and the Registrant has received any additional consideration which is payable upon the exercise of the Warrants, the Ordinary Shares will be legally issued, fully paid and nonassessable.

b.        When the issuance of the Debt Securities issuable upon the exercise of any Warrants has been duly authorized by appropriate corporate action, and the Debt Securities, have been duly completed, executed, authenticated and delivered in accordance with the indenture to be filed as an exhibit to the Registration Statement (the “Indenture”), and the Registrant has received any additional consideration which is payable upon the exercise of the Warrants, the Debt Securities will be valid and binding obligations of the Registrant, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.          When the issuance of the Debt Securities has been duly authorized by appropriate corporate action and the Debt Securities have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold pursuant to the applicable definitive purchase agreement or similar agreement approved by, or on behalf of, the Board of Directors of the Registrant, the Debt Securities will be valid and binding obligations of the Registrant, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.          With respect to the Subscription Rights, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Subscription Rights, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Subscription Rights upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Subscription Rights Agreement, such Subscription Rights will constitute valid and legally binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms.

5.          With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Units, the related Unit Agreement and any Securities which are components of the Units, the terms of the offering thereof and related matters and (b) due execution, countersignature (where applicable), authentication, issuance and delivery of the Units and the Securities that are components of such Units in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors, and otherwise in accordance with the provisions of the applicable (i) Indenture, in the case of Debt Securities, (ii) Subscription Rights Agreement, in the case Subscription Rights and (iii) Warrant Agreement, in the case of Warrants, such Units will be validly issued and legally binding obligations of the Registrant, enforceable against the Registrant in accordance with the Unit Agreement.

6.          Under the laws of Israel, the designation of the law of the State of  New York to apply to the Indentures, the Warrant Agreement and the Subscription Rights Agreement will be binding upon the Registrant, and, if properly brought to the attention of the court or administrative body in accordance with the laws of Israel, would be enforceable in any judicial or administrative proceeding in Israel subject to the existence of special circumstances or considerations, and subject generally to the discretion of the Israeli court ruling on the matter.

Carter Ledyard & Milburn LLP may rely upon this opinion for the purpose of rendering their opinion dated January 13, 2014 with respect to certain matters concerning the Securities.

The opinion expressed herein is limited to Israeli law, and I do not express any opinion as to the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my name under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/Amit Birk

Amit Birk